Exhibit 3.20
Second Amendment
To
First Amended and Restated
Limited Liability Company Agreement
Of
Valero GP, LLC
(Formerly Shamrock Logistics GP, LLC)

This Second Amendment (the "Amendment") to the First Amended and Restated Limited Liability Company Agreement of Valero GP, LLC (the "Company") is entered into and executed by Valero GP Holdings, LLC, a Delaware limited liability company (the "Member"), as hereinafter provided.

RECITALS

WHEREAS, immediately prior to the execution of this Amendment, the sole member of the Company was Diamond Shamrock Refining and Marketing Company ("DSRMC"); and

WHEREAS, pursuant to the Contribution Agreement, dated effective as of June 1, 2006 (the "Contribution Agreement"), whereby DSRMC contributed a 100% limited liability company interest (the "Member Interest") in the Company to the Member and the Member has accepted such contribution of the Member Interest; and

WHEREAS, the board of directors of the Company, the Member and DSRMC desire to further amend the First Amended and Restated Limited Liability Company Agreement of the Company dated as of June 5, 2000, as amended by the First Amendment to the First Amended and Restated Limited Liability Company Agreement of the Company dated effective as of December 31, 2001 (the “Agreement”), to reflect the Member’s ownership of the Member Interest.

NOW THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member agrees as follows:

1. The introductory paragraph of the Agreement is hereby amended in its entirety to read as follows:

This Limited Liability Company Agreement (this "Agreement") of Valero GP, LLC is entered into and executed by Valero GP Holdings, LLC (the "Member"), effective as of June 1, 2006. In consideration of the covenants, conditions and agreements contained herein, the Member, who upon the date hereof is the sole Member of the Company having the membership interest described on Exhibit A attached hereto, after giving affect to the Contribution Agreement dated effective as of June 1, 2006, by and among the Member and Diamond Shamrock Refining and Marketing Company ("DSRMC"), hereby determines as follows:

HOU: 2596832.3

2. Section 6 of the Agreement is hereby amended in its entirety to read as follows:

The name and business or mailing address of the Member is:

Valero GP Holdings, LLC
One Valero Way
San Antonio, Texas 78249

2. Section 10 of the Agreement is hereby amended in its entirety to read as follows:
DSRMC has previously made capital contributions to the Company.

3. Section 16 of the Agreement is hereby amended in its entirety to read as follows:

This Agreement may be amended or restated only by a written instrument executed by the Member.

4. Exhibit A to the Agreement is hereby amended in its entirety to read as follows:
EXHIBIT A

INTEREST

MEMBER                         INTEREST

Valero GP Holdings, LLC                     100%
One Valero Way
San Antonio, Texas 78249

HOU: 2596832.3

IN WITNESS WHEREOF, the Member has executed this Agreement to be effective as of the 1st day of June, 2006.
MEMBER:
Valero GP Holdings, LLC

By: /s/ Curtis V. Anastasio
Name:
Title:

Agreed and Consented to:
DSRMC:
Diamond Shamrock Refining and Marketing

By: /s/ Jay Browning
Name:
Title:

BOARD OF DIRECTORS:

By: /s/ William R. Klesse
Name: William R. Klesse

By: /s/ Gregory C. King
Name: Gregory C. King

HOU: 2596832.3